Exhibit 99.1

                                                                       Contacts:
                                                                 Manny Hernandez
                                              CFO, VP Finance & Administration
                                                                  (408) 943-2754
FOR IMMEDIATE RELEASE
                                                              Joseph L. McCarthy
                                                   VP Corporate Communications
                                                                  (408) 943-2902

                   Cypress Reports First Quarter 2003 Results

SAN JOSE, California . . . April 17, 2003 - Cypress Semiconductor Corporation (NYSE: CY) today announced that revenue for the 2003 first quarter was $181.0 million, up 4% from the prior quarter revenue of $174.4 million and down 6% from the year-ago first quarter revenue of $193.2 million. Pro forma net loss for the 2003 first quarter was $12.4 million, resulting in a pro forma loss per share of $0.10, compared with the prior quarter pro forma loss per share of $0.12 and the year-ago first quarter pro forma loss per share of $0.10.

Including amortization of intangibles and other acquisition-related, restructuring and other charges and credits, Cypress posted a GAAP net loss of $33.3 million for the 2003 first quarter, resulting in a loss per share of $0.27, compared with the prior quarter net loss of $126.2 million or $1.02 per share. The first quarter 2003 results included a restructuring charge of $3.4 million, related to the company's actions to further reduce its cost structure, with a reduction in force impacting approximately 150 employees.

Cypress CEO T.J. Rodgers said, "We're very pleased to have started fiscal 2003 on an up trend. The first quarter turned out much better than we expected, particularly in our wireless and computation segments. Bookings and turns continued at a good pace in the wake of our mid-

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quarter update on March 4, 2003, and we ended the quarter with a book-to-bill greater than 1.0. We expect a high-turns business environment to continue for most of 2003, though we grew our backlog in the first quarter, following a two-quarter decline."

Rodgers continued, "Gross margin for the 2003 first quarter was 43.5%(1), with an approximately 2% benefit from the sale of previously reserved inventory. We were cash-flow positive from operations and ended the quarter with total cash (includes cash, cash equivalents, investments and restricted cash) of approximately $237 million. Cash for the quarter includes equipment-related financing, which contributed approximately $25 million to our quarter-end balance."

                                 MARKET SEGMENTS

In order to make our revenue expansion initiatives easier to understand, we are revising our market segment presentation to highlight our subsidiaries separately. The report below shows our usual market segments plus a grouping called "Cypress Subsidiaries," which now and in the future will include business updates on Silicon Light Machines, Silicon Magnetic Systems, Cypress MicroSystems and SunPower Corporation. Revised quarterly revenue by segment for Q402 and Q103 is also included in this report.

              Wide Area Network and Storage Area Network (WAN/SAN)

Revenue from the WAN/SAN segment, which accounted for 31% of first-quarter revenue, decreased 10% from the prior quarter, compared with our flat revenue expectation. This segment posted a gross margin of 51%1. The datacom market continues to suffer from market-demand weakness, and we expect it to be sluggish through 2003. We anticipate flat revenue in the second quarter. Segment highlights include:

      + Cypress announced functional silicon of the industry's highest-density SRAM--a 72-Mbit synchronous/No Bus Latency(TM) (NoBL(TM)), 500-million transistor SRAM manufactured in its RAM9(TM), 90-nanometer process technology. Operating at speeds of OC-48 and above, the 72-Mbit SRAM supports next-generation, high-speed networking applications. The CY7C1470V25 device will sample this quarter.

----------
(1) The equivalent GAAP gross margin is 43.3%, with the difference related to deferred compensation from prior acquisitions. These charges are not allocated to the segments.

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      + Cypress announced the availability of the MetroLink2T-2 link-layer device (LLD), the first LLD on the market to efficiently map packet-based transport protocols--such as Gigabit Ethernet (GbE), Fibre Channel (FC), and Enterprise Systems Connection (ESCON(R))--over optical SONET/SDH backbones. MetroLink(TM) works in conjunction with Cypress's POSIC2GVC(TM) packet-over-SONET IC framer, the industry's most advanced OC-48 (2.5-Gbps) framer, capable of dynamically allocating multiple protocols over 16 channels on a SONET-based data communications linecard.

      + Cypress sampled the POSIC2G(TM) framer, the industry's first channelized, 2.5-Gbps SONET/SDH framer with Generic Framing Procedure (GFP), a method of encapsulating any transport protocol over a SONET/SDH network. The new device broadens Cypress' POSIC framer portfolio.

      + Cypress announced the purchase of Micron Technology's synchronous SRAM business and its intent to begin serving Micron's customers. The transaction is expected to result in incremental revenue, profit and cash, and to broaden Cypress's customer and program base.

            Wireless Terminals and Wireless Infrastructure (WIT/WIN)

Revenue from the WIT/WIN segment, which accounted for 32% of first-quarter revenue, increased 22% from the prior quarter with a gross margin of 36%1. The increase in revenue is attributed to a higher-than-expected rebound in handset-related demand, a higher-density memory mix and market share gains. We expect WIT/WIN sales to be slightly up in the second quarter of 2003, aided by continued market share gains. Segment highlights for the quarter include:

      + Cypress announced that samples of its 16- and 32-Mbit one-transistor
(1T) pseudo-SRAM (PSRAM) products are working in the systems of a number of key cell-phone customers. Cypress also announced that it had begun ramping 1T products in expectation of first revenue during the second quarter. The 16- and 32-Mbit devices are part of a new family of PSRAMs that offer higher density than a conventional SRAM at a lower cost. PSRAMs are a key addition to Cypress's portfolio of micropower SRAMs for cell phones.

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      + Cypress continued to ramp its 8-Mbit, second-generation More Battery
Life(TM) (MoBL2(TM)) micropower SRAM, reaching the one-million-unit mark in shipments. Manufactured using the company's proprietary 0.13-micron C8(TM) technology, the CY7C62155D is one of the world's smallest, low-power 8-Mbit SRAM, increasing battery life in cell phones and other mobile applications. A full family of MoBL2 SRAMs from 1 Mbit to 16 Mbit is being introduced on this technology.

                            Computation and Consumer

Revenue from the computation and consumer segment, which accounted for 33% of first-quarter revenue, was up 2% from the prior quarter and posted a gross margin of 40%1. While consumer-related demand was soft, the increase in this segment's revenue was driven primarily by better-than-expected PC-related demand and an increase in the adoption rate of USB 2.0 technology, a serial plug-and-play connection standard for PCs and peripherals. We expect computation and consumer segment sales to be flat in the second quarter. Segment highlights include:

      + Cypress sampled two new flagship Universal Serial Bus (USB) products, EZ-HostTM and EZ-OTGTM. These products enable USB-compatible devices to communicate without a PC host as an intermediary--for example, enabling a digital still camera to download pictures directly to a printer. The two new USB controllers enable connectivity among a range of non-PC, USB-compatible products and emerging applications, including set-top boxes, DVD players, wireless access points, printers and print servers.

      + In an effort to increase our approximately 60% share of the market for high-speed USB 2.0 controllers, Cypress announced the availability of a USB 2.0 solution for an industry-leading $1.00. The EZ-USB TX2(TM) USB 2.0 standalone transceiver allows an aggressive cost and integration path for USB 2.0 designers in systems where the USB controller is integrated into an application-specific integrated circuit (ASIC). The new transceiver represents the latest addition to Cypress' rapidly growing USB 2.0 portfolio. It targets applications such as scanners, printers, digital camcorders, and digital still cameras.

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      + Cypress ramped production on a family of clock chips geared to support digital still cameras, closing on design wins with Sony and Fuji Photo Film, which between them account for close to 50% of the digital still camera market. The digital still camera clock business is expected to approach 1 million units in the current quarter.

      + Cypress announced a new clock family to address hard disk drives; full volume production is planned for the third quarter. A design with Hitachi is in the preproduction phase, and additional design wins have recently closed at IBM and Fuji. The run rate on these clocks is expected to reach 500,000 during the current quarter.

      + Cypress announced a family of clocks to support Intel(R) Pentium 4(R) Prescott personal computers and Springdale chipsets, currently the volume driver in the desktop PC business.

                              Cypress Subsidiaries

Revenue from Cypress subsidiaries, which accounted for 4% of first-quarter revenue, was up 22% from the prior quarter largely due to the consolidation of SunPower Corporation's financial results. The subsidiaries posted a gross margin of 70%1. We expect revenue contribution from the subsidiaries to be relatively flat in the second quarter. Segment highlights include:

      + Cypress MicroSystems (CMS) is collaborating with Melexis Microelectronic Integrated Systems to provide automotive manufacturers with a complete and cost-effective solution for implementing the LIN bus (Local Interconnect Network) communications protocol. The collaboration enables customers to streamline vehicle designs by taking advantage of the interoperability between CMS's Programmable System-on-Chip(TM) (PSoC(TM)) mixed-signal array and Melexis's family of LIN transceivers. LIN bus is a low-speed communications protocol used to connect many of the electronic systems in an automobile, including body control, driver information, climate control, safety equipment and cockpit electronics.

      + CMS released a reference design that uses a portion of the PSoC mixed-signal array to implement a two-channel magnetic card reader, allowing the rest of the PSoC's assets to be customized for different applications. The reference design will streamline the development of magnetic-card applications, such as security systems, credit card verification machines and point-of-sale terminals.

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

      + CMS developed software capabilities that enable embedded designers to easily add modem connectivity to systems using PSoC. Modem connectivity has traditionally required multichip, microcontroller-based solutions with many additional components, due to the resource-intensive and mixed-signal nature of a modem. However, the reconfigurable nature of PSoC allows it to function as both the intelligence for a stand-alone system, such as a burglar alarm, for example, and then to reconfigure itself into a modem to phone in to report an emergency.

      + Silicon Light Machines (SLM) posted record revenue and profit as shipments to computer-to-plate (CTP) printing equipment customers continued to increase. SLM also secured development contracts during the quarter to enhance products based on its patented Grating Light Valve(TM) (GLV(TM)) technology. Comprising a series of ribbons on the surface of a silicon chip, the GLV device is an optical micro-electromechanical system (MEMS) device with a variety of light-switching applications in the telecommunications and imaging industries. For example, when used as a light modulator in CTP products, the device diffracts high-power laser beams to provide a high-speed, ultra-precise method of transferring digital images directly onto a printing plate.

      + First quarter 2003 results include the consolidation of SunPower's financial results into Cypress's, including revenue of $1.3 million and Cypress's share of the company's net loss, which amounted to $1.3 million. Cypress currently owns 57% of SunPower, an independent company focused on the development of high-efficiency, silicon-based solar cells. SunPower's technology is expected to produce solar cells that are 50% more efficient than other commercially available cells. Cypress is currently training SunPower employees--who have had an engineering orientation--to execute in the high-volume, wafer-fab manufacturing side of their business at our Fab 2 facility in Texas.

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                                   Conclusion

Rodgers concluded, "We expect to grow revenue sequentially in the second quarter of 2003, return to pro forma profitability(2) and generate free cash."

                                  About Cypress

Cypress Semiconductor Corporation (NYSE: CY) is Connecting from Last Mile to First Mile(TM) with high-performance solutions for personal, network access, enterprise, metro switch, and core communications-system applications. Cypress Connects(TM) using wireless, wireline, digital, and optical transmission standards, including USB, Fibre Channel, SONET/SDH, Gigabit Ethernet, and DWDM. Leveraging its process and system-level expertise, Cypress makes industry-leading physical layer devices, framers, and network search engines, along with a broad portfolio of high-bandwidth memories, timing technology solutions, and programmable microcontrollers. More information about Cypress is accessible online at www.cypress.com.

                                       ###

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts are "forward-looking statements" involving risks and uncertainties. This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including statements regarding our revenue, gross margin, profitability, free cash, expectations from our market segments, product mix, turns business and efficiency of solar cells respectively.

Factors that could cause actual results to differ materially from the forward looking statements include but are not limited to: the effect of global economic conditions, shifts in supply and demand, market acceptance, the impact of competitive products and pricing, product development, commercialization, technological and manufacturing difficulties, and capacity and supply constraints. Please refer to Cypress's Securities and Exchange Commission filing in its Annual Report on Form 10-K for the fiscal year ended December 29, 2002 for a discussion of such risks. Cypress assumes no obligation to update these forward looking statements.

Cypress and the Cypress logo are registered trademarks of Cypress Semiconductor Corporation.

"Connecting from Last Mile to First Mile," "Cypress Connects," EZ-Host, EZ-OTG, More Battery Life, No Bus Latency, RAM9, NoBL, MetroLink2T-2, POSIC2GVC, POSIC2G, EZ-USB TX2, MoBL2,and C8 are trademarks of Cypress Semiconductor Corporation.

----------
(2) The projected profitability in the second quarter of 2003 will have a delta to GAAP profitability of approximately $18 million, representing amortization of intangibles and other acquisition-related charges. We expect a GAAP loss in the second quarter due to these charges.

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Intel and Pentium are registered trademarks of Intel Corporation or its subsidiaries in the United States and other countries.

PSoC and Programmable System-on-Chip are trademarks of Cypress MicroSystems.

Silicon Light Machines, Grating Light Valve, and GLV are trademarks of Silicon Light Machines.

All other trademarks are the property of their respective owners.

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                        CYPRESS SEMICONDUCTOR CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (In thousands, except per share data)

                                   (Unaudited)

                                                                Mar 30,        Dec 29,
                                                                 2002           2002
                                                              ----------    ----------
                                     ASSETS

Cash, cash equivalents and investments *                      $  236,669    $  222,465
Accounts receivable, net                                          86,148        83,054
Inventories, net                                                  83,889        92,721
Property and equipment, net                                      485,886       496,566
Goodwill and other intangible assets                             405,306       411,284
Other assets                                                     257,964       266,558
                                                              ----------    ----------

     Total assets                                             $1,555,862    $1,572,648
                                                              ==========    ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued liabilities                      $  170,231    $  173,674
Deferred income on sales to distributors                           7,747        15,774
Convertible subordinated notes                                   468,900       468,900
Income tax liabilities                                           174,179       177,404
Other liabilities                                                 83,466        63,273
                                                              ----------    ----------

     Total liabilities                                           904,523       899,025

Stockholders' equity **                                          651,339       673,623
                                                              ----------    ----------

     Total liabilities and stockholders' equity               $1,555,862    $1,572,648
                                                              ==========    ==========

* Cash, cash equivalents and investments includes restricted amounts totaling $62.2 million and $62.4 million as of March 30, 2003 and December 29, 2002, respectively.
** Common stock, $.01 par value, 650,000 and 650,000 shares authorized; 139,164 and 139,164 issued; 125,337 and 123,743 outstanding at March 30,
      2003 and December 29, 2002, respectively.

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                       CYPRESS SEMICONDUCTOR CORPORATION
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                   THREE MONTHS ENDED
                                                       (Unaudited)
                                            -----------------------------------

                                             Mar 30,      Mar 31,      Dec 29,
                                              2003         2002         2002
                                            --------     --------     ---------
Revenues                                    $180,967     $193,155     $ 174,449

Costs of revenues                            102,168      117,296       102,713
                                            --------     --------     ---------

Gross margin                                  78,799       75,859        71,736

Operating expenses
     Research and development                 58,449       61,587        61,138
     Selling, general and administrative      30,898       33,340        31,828
                                            --------     --------     ---------

       Total operating costs                  89,347       94,927        92,966
                                            --------     --------     ---------

Operating loss                               (10,548)     (19,068)      (21,230)

Net interest income (expense) and other       (1,842)       1,579           515
                                            --------     --------     ---------

Loss before income tax                       (12,390)     (17,489)      (20,715)

Benefit for income tax                            --        4,897         5,801
                                            --------     --------     ---------

Net loss                                    $(12,390)    $(12,592)    $ (14,914)
                                            ========     ========     =========

Basic and diluted loss per share            $  (0.10)    $  (0.10)    $   (0.12)

Shares used in per share calculation         125,005      122,122       123,731

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                        CYPRESS SEMICONDUCTOR CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                   THREE MONTHS ENDED
                                                      (Unaudited)
                                          -------------------------------------

                                            Mar 30,      Mar 31,       Dec 29,
                                             2003         2002          2002
                                          ---------     ---------     ---------
Revenues                                    $180,967     $193,155     $ 174,449

Costs of revenues                            102,573      118,266       103,151
                                            --------     --------     ---------

Gross margin                                  78,394       74,889        71,298

Operating expenses
     Research and development                 64,406       73,482        63,321
     Selling, general and administrative      31,129       35,383        32,393
     Restructuring costs                       3,360        1,595        44,528
     Acquisition and merger costs              9,484       11,692        11,966
     Non-recurring costs                          --           --        40,765
                                            --------     --------     ---------

       Total operating costs                 108,379      122,152       192,973
                                            --------     --------     ---------

Operating loss                               (29,985)     (47,263)     (121,675)

Net interest income (expense) and other       (1,842)       6,283        (2,527)
                                            --------     --------     ---------

Loss before income tax                       (31,827)     (40,980)     (124,202)

(Provision) benefit for income tax            (1,496)       1,189        (1,955)
                                            --------     --------     ---------

Net loss                                    $(33,323)    $(39,791)    $(126,157)
                                            ========     ========     =========

Basic and diluted loss per share            $  (0.27)    $  (0.33)    $   (1.02)

Shares used in per share calculation         125,005      122,122       123,731

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                        CYPRESS SEMICONDUCTOR CORPORATION
              Reconciliation from GAAP to Pro Forma Quarterly Data Items Excluded from Pro Forma Statement of Operations
                      (In thousands, except per share data)

                                                   THREE MONTHS ENDED
                                                       (Unaudited)
                                            -----------------------------------

                                             Mar 30,      Mar 31,      Dec 29,
                                              2003         2002         2002
                                            --------     --------     ---------
Revenues                                    $     --     $     --     $      --
Costs of revenues                                405          970           438
                                            --------     --------     ---------
Gross margin                                    (405)        (970)         (438)
Operating expenses
     Research and development                  5,957       11,895         2,183
     Selling, general and administrative         231        2,043           565
     Restructuring costs                       3,360        1,595        44,528
     Acquisition and merger costs              9,484       11,692        11,966
     Non-recurring costs                          --           --        40,765
                                            --------     --------     ---------
       Total operating costs                  19,032       27,225       100,007
                                            --------     --------     ---------
Operating loss                               (19,437)     (28,195)     (100,445)
Net interest income (expense) and other           --        4,704        (3,042)
                                            --------     --------     ---------
Loss before income tax                       (19,437)     (23,491)     (103,487)

(Provision) benefit for income tax            (1,496)      (3,708)       (7,756)
                                            --------     --------     ---------

Net loss                                    $(20,933)    $(27,199)    $(111,243)
                                            ========     ========     =========

Basic and diluted loss per share            $  (0.17)    $  (0.23)    $   (0.90)

Reconciling Items

Cost of revenues
Acquisition related costs                   $   (405)    $   (970)    $    (438)

Research and development
Acquisition related costs                     (5,957)     (11,895)       (2,183)

Selling, general and administrative
Acquisition related costs                       (131)      (2,043)         (467)
Employee loan reserve                           (100)          --           (98)

Restructuring costs                           (3,360)      (1,595)      (44,528)

Acquisition and merger costs                  (9,484)     (11,692)      (11,966)

Non-recurring costs                               --           --       (40,765)

Net interest income (expense) and other
Gain on retirement of bonds                       --        4,704            --
Impairments, asset write-downs and other          --           --        (3,042)

Tax effects on pro forma adjustments          (1,496)      (3,708)       (7,756)
--------------------------------------------------------------------------------
Total reconciling items                     $(20,933)    $(27,199)    $(111,243)
--------------------------------------------------------------------------------

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                        CYPRESS SEMICONDUCTOR CORPORATION
                         REVISED MARKET SEGMENT REVENUE
                       (In thousands, except percentages)

                                                        THREE MONTHS ENDED
                                                            (Unaudited)
                                                    ---------------------------

                                                     Mar 30,            Dec 29,
                                                      2003               2002
                                                    --------           --------
WAN/SAN                                             $ 55,617           $ 61,797
Percentage of Revenue                                     31%                35%

WIT/WIN                                               57,491             47,152
Percentage of Revenue                                     32%                27%

Computation and Consumer                              60,365             59,372
Percentage of Revenue                                     33%                34%

Cypress Subsidiaries                                   7,494              6,128
Percentage of Revenue                                      4%                 4%
                                                    --------           --------
Total Cypress                                       $180,967           $174,449
                                                    ========           ========